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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C.   20549

                                  ______________

                                     FORM 8-K

                                  CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) April 1, 1998


                      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)


     Vermont                        1-8222                03-0111290
(State of other jurisdic-        (Commission            (IRS Employer
 tion of incorporation)           File Number)           Identification No.)


   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (802) 773-2711


                              N/A
(Former name or former address, if changed since last report)


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Item 5. Other Events.

Preliminary Injunction Stays New Hampshire Rate Order:
-----------------------------------------------------

     Connecticut Valley Electric Company Inc. (Connecticut Valley), a wholly owned New Hampshire subsidiary of Central Vermont Public Service Corporation (Company), provides transmission and retail electric service to approximately 10,000 customers in New Hampshire. Connecticut Valley purchases approximately 75% of its electric power requirements from the Company under a Federal Energy Regulatory Commission (FERC) authorized rate schedule. The balance is provided by purchases from Qualifying Facilities (QFs).

     In an order dated December 31, 1997 in Connecticut Valley's Fuel Adjustment Clause (FAC) and Purchased Power Cost Adjustment (PPCA) docket, the New Hampshire Public Utilities Commission (NHPUC) found Connecticut Valley acted imprudently by not terminating the wholesale contract between Connecticut Valley and the Company. The NHPUC Order further directed Connecticut Valley to freeze its current FAC and PPCA rates (other than short term rates to be paid to certain QFs) effective January 1, 1998, on a temporary basis, pending a hearing to determine: 1) the appropriate proxy for a market price that Connecticut Valley could have obtained if it had terminated its wholesale contract with the Company; 2) the implications of allowing Connecticut Valley to pass on to its customers only that market price; and 3) whether the NHPUC's final determination on the FAC and PPCA rates should be reconciled back to January 1, 1998 or some other date.

     On January 19, 1998, Connecticut Valley and the Company (Companies) filed with the United States District Court for the District of New Hampshire, sitting in Rhode Island (Court) for a temporary restraining order to maintain the status quo ante by staying the NHPUC Order of December 31, 1997 and preventing the NHPUC from taking any action that (i) compromises cost-based rate making for Connecticut Valley; (ii) interferes with the FERC's exclusive jurisdiction over the Company's pending application to recover wholesale stranded costs upon termination of its wholesale power contract with Connecticut Valley; or (iii) prevents Connecticut Valley from recovering through retail rates the stranded costs and purchased power costs that it incurs pursuant to its FERC-authorized wholesale rate schedule with the Company.

     On February 23, 1998, the NHPUC announced from the bench that it reaffirmed its finding of imprudence and would designate a proxy market price for power at 4 cents per kWh in lieu of the actual costs incurred pursuant to the wholesale power contract with the Company. In addition, the NHPUC indicated, subject to certain conditions, that it would permit Connecticut Valley to maintain its current rates pending a decision in Connecticut Valley's appeal of the NHPUC Order to the New Hampshire Supreme Court.

     Based on the December 31, 1997 NHPUC Order as well as the NHPUC's February 23, 1998 announcement from the bench, which resulted in Connecticut Valley's rates no longer being established on a cost-of-service basis, Connecticut Valley no longer qualified, as of December 31, 1997, for the application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, Connecticut Valley wrote-off all of its regulatory assets associated with its New Hampshire retail business for the year ended December 31, 1997. This write-off amounted to approximately $1.2 million on a pre-tax basis. In addition, Connecticut Valley recorded a $5.5 million pre-tax loss as of December 31, 1997 under SFAS No. 5, "Accounting for Contingencies," representing Connecticut Valley's estimated loss on power contracts for the twelve months following December 31, 1997.

     On April 3, 1998, the Court held a hearing on the Companies' motion for a Temporary Restraining Order (TRO) and Preliminary Injunction against the NHPUC at which time both the Companies and the NHPUC presented arguments. In an oral ruling issued from the bench, which was continued in a written order issued on April 9, 1998, the Court concluded that the Companies had established each of the prerequisites for preliminary injunctive relief and directed and required the NHPUC to allow Connecticut Valley to recover through retail rates all costs for wholesale power requirements service that Connecticut Valley purchases from the Company pursuant to its FERC-authorized wholesale rate schedule effective January 1, 1998 until further court order. Connecticut Valley has received an order from the NHPUC authorizing retail rates to recover such costs beginning in May 1998. On April 14, 1998, the NHPUC filed a notice of appeal and a motion for a stay of the Court's preliminary injunction.

     Also, on April 3, 1998, the Court indicated its TRO enjoining the NHPUC's restructuring orders applied to Connecticut Valley and prohibits the enforcement of the restructuring orders until the Court conducts a consolidated hearing and rules on the requests for permanent injunctive relief by plaintiff PSNH and the other utilities that have been allowed to intervene in these proceedings, including the Company and Connecticut Valley. The plaintiffs-intervenors have filed a motion asking the Court to extend its stay of action by the NHPUC to implement restructuring and to make clear that the stay encompasses the NHPUC's order of March 20, 1998. Subsequently, the NHPUC has filed a motion to dismiss PSNH's pending complaint on which the November hearing is scheduled. The Company has sought leave of Court to file a brief in opposition to this motion.

     As a result of these Court orders, Connecticut Valley's 1997 write-offs under SFAS No. 5 and SFAS No. 71 described above were reversed in the first quarter of 1998. Combined, the reversal of these write-offs increased 1998 net income and earnings per share of common stock by approximately
$4.5 million and $.39, respectively.

     On April 1, 1998, Citizens Bank of New Hampshire (Bank) notified Connecticut Valley that it was in default of the Loan Agreement between the Bank and Connecticut Valley dated December 27, 1994 and that the Bank will exercise all of its remedies from and after May 5, 1998 in the event that the violations are not cured. After reversing the 1997 write-offs described above, Connecticut Valley will be in compliance with the financial covenants associated with its $3.75 million loan with the Bank. As a result, Connecticut Valley has satisfied the Bank's requirements for curing the violation.

Vermont Retail Rate Case:
-------------------------

     In the Company's current Vermont Retail rate case, several parties sought to challenge the Company's decision in 1991 to "lock-in" its participation in its power purchase agreement with Hydro-Quebec claiming that the decision of Central Vermont and the 14 other members of the Vermont Joint Owners' (VJO) to commit to the power contract in 1991 was imprudent and that power now purchased pursuant to that agreement is not "used and useful." The parties have also claimed that the Company has not met a condition of the Vermont Public Service Board's (PSB) prior approval of the contract, requiring that the Company obtain all cost effective Demand Side Management. In response, Central Vermont filed a motion asking the PSB to rule that any prudence and used and useful issues were resolved in prior proceedings and that the PSB is precluded from again trying the Company on those issues.

     On April 17, 1998, the PSB issued an order generally denying the Company's motion. Given the fact that the PSB had recently severely penalized another VJO member, Green Mountain Power Corporation, in an Order dated February 27, 1998, after finding that its decision to lock-in the Hydro-Quebec contract was imprudent and the power purchased pursuant to that lock-in was not used and useful, the Company has concluded it is necessary to have the so-called preclusion issue reviewed by the Vermont Supreme Court (VSC) before the PSB issues a final order in the Company's current rate case. As such, the Company and other parties have requested that the PSB consent to file an interlocutory appeal of the PSB's decision and to a stay of the rate case pending review by the VSC. The Company further agreed to toll the statutory period of time in which the PSB must act on a rate request, while the matter is in appeal.

     Because the appeal and associated stay of the rate case, if both are granted, will significantly delay the date that the Company could increase rates, the Company's revenues and earnings' prospects for 1998 will be adversely affected. In an effort to mitigate the result, the Company expects to file with the PSB a request for additional rate relief. The nature, magnitude and timing of such a request has not yet been determined.

Revolving Credit and Competitive Advance Facility:
--------------------------------------------------

     On November 7, 1997 the Company entered into a $50 million, 364 day committed Revolving Credit and Competitive Advance Facility (Credit Facility) with a group of banks. With the approval of this facility by the Vermont Public Service Board on April 2, 1998, it became a three-year facility with two one-year options. However, due to the February 27, 1998 Order issued by the PSB in the Green Mountain Power Corporation rate increase request proceeding, the banks participating in this Credit Facility have determined that a material adverse change may have occurred in the Company's financial prospects. Such a condition would prevent borrowings under the Credit Facility. Currently, the Company has no borrowings outstanding under this Credit Facility. Discussions are in process with the banks participating in the Credit Facility to renegotiate certain of the major terms so that borrowings would again become available. Although the Company expects borrowings under the Credit Facility will again become available shortly, it cannot guarantee the availability of the Credit Facility to meet near-term liquidity needs. In December 1998 approximately $20.5 million of long-term debt becomes due and payable.

     For further information on New Hampshire restructuring issues and other regulatory events in New Hampshire affecting the Company or Connecticut Valley and the December 1997 write-offs, see the Company's Forms 8-K dated
January 12, 1998 and January 28, 1998; and Item 1. Business-New Hampshire Retail Rates, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Electric Industry Restructuring-New Hampshire and Item 8. Financial Statements and Supplementary Data-Note 13, Retail Rates-New Hampshire in the Company's 1997 Form 10-K. For additional information relating to the Vermont Retail Rate Case and the Revolving Credit and Competitive Advance Facility see Management's Discussion and Analysis of Financial Condition and Results of Operations-Earnings Overview, Financing and Capitalization-Utility and Rates and Regulation in the Company's Form 10-Q for the quarter ended September 30, 1997; Item 1. Business-Vermont Retail Rates,
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Financing and Capitalization-Utility and Rates and Regulation, Item 8. Financial Statements and Supplementary Data-Note 10, Short-term debt-Utility and Note 13, Retail rates-Vermont in the Company's 1997 Form 10-K.

     This document contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will depend, among other things, upon the actions of regulators, including the NHPUC and FERC, as well as litigation related thereto. The Company cannot predict the outcome of any of these proceedings.

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                                  SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                  CENTRAL VERMONT PUBLIC SERVICE CORPORATION


                  BY           JAMES M. PENNINGTON
                    James M. Pennington, Vice President and
                    Controller and Principal Accounting Officer


April 30, 1998